Form 10-K
Year Ended 12/31/2001
Exhibit 4(e)

AMENDMENT NO. 1 TO FIVE YEAR CREDIT AGREEMENT

This Amendment No. 1 to Five Year Credit Agreement (this “Amendment Agreement”) is entered into as of October 11, 2001 by and among R.R. Donnelley & Sons Company (the “Company”), the undersigned lenders (the “Banks”), and Bank One, NA, (f/k/a The First National Bank of Chicago) as Administrative Agent (the “Agent”).

W I T N E S S E T H :

WHEREAS, the Company, the Banks and the Agent entered into that certain Five Year Credit Agreement dated as of December 11, 1998 (the “Credit Agreement”); and

WHEREAS, the Company, the Banks and the Agent have agreed to amend the Credit Agreement on the terms and conditions herein set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement, as amended hereby.

2.  Amendments to Credit Agreement.

2.1  Article I of the Credit Agreement is hereby amended by (a) adding the definitions of “Bank One”, “Receivables”, “Related Security”, “Securitization Transactions” and “SPV” as follows:

“Bank One” means Bank One, NA, a national banking association having its headquarters in Chicago, Illinois, in its individual capacity, and its successors.

“Receivables” means a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Related Security” means with respect to any Receivable: (a) all security interests or liens and property subject thereto from time to time securing or purporting to secure the payment of such Receivable by the Person obligated thereon, (b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (c) all right, title and interest of the Company or any Material Subsidiary or any SPV in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to such Receivable; provided, that Related Security will not include returned goods only to the extent that all amounts required to be paid pursuant to Securitization Transactions in respect of such goods have been paid, (d) all collections with respect to any of the foregoing, (e) all records with respect to any of the foregoing, and (f) all proceeds of such Receivable or with respect to any of the foregoing.

“Securitization Transactions” means one or more transactions involving the securitization by the Company or any of its Subsidiaries of Receivables and Related Security, including, without limitation, as a result of the sale or granting of a Lien in such Receivables and Related Security to the SPV or another Person and the contribution of Receivables and Related Security to the SPV, provided, that the amount of the obligations incurred under all such transactions by all such Persons that would be characterized as principal if structured as a secured lending transaction rather than as a purchase does not exceed $350,000,000 in the aggregate at any one time outstanding.

“SPV” means a Subsidiary of the Company created for the sole purpose of purchasing Receivables from the Company or any of its Subsidiaries as part of a Securitization Transaction.

, (b) deleting the definitions of “Consolidated Interest Expense” and replacing it with the following:

“Consolidated Interest Expense” means, for any period, (a) the sum of total interest expense of the Company and its Consolidated Subsidiaries, whether paid or accrued, as determined in accordance with GAAP, plus (b) without double counting, consolidated interest, fees, yield or discount accrued during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its Consolidated Subsidiaries in connection with Securitization Transactions (regardless of the accounting treatment of such Securitization Transactions).

, (c) deleting the definition of “First Chicago” in its entirety and (d) adding the following at the end of the definition of “Material Subsidiary”:

; provided, that solely with respect to Article V, in no event shall an SPV be deemed to be a Material Subsidiary

2.2  Section 3.04(a) of the Credit Agreement is hereby amended by adding a reference to “(e)(i),” following the reference to “(d),” therein.

2.3  Section 4.01 of the Credit Agreement is hereby amended by deleting paragraph (e) in its entirety and replacing it with the following:

(e) (i) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2000, and the related consolidated statements of income,

cash flow and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles.

(ii)  Since December 31, 2000, there has been no material adverse change in the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole.

2.4  Section 5.05 of the Credit Agreement is hereby amended by (a) deleting the reference to “and” at the end of paragraph (h) and (b) deleting paragraph (i) in its entirety and replacing it with the following:

(i)  Liens incurred in connection with Securitization Transactions; provided, that such Liens do not encumber any property other than the Receivables and Related Security relating to such Securitization Transactions; and

(j)  Additional Liens securing Debt other than as may be included in the foregoing subsections (a) through (i), provided, that the aggregate outstanding principal amount of such Debt shall not at any time exceed 10% of Consolidated Tangible Net Worth at such time.

2.5  Section 5.06 of the Credit Agreement is hereby amended by (a) deleting the reference to “and” at the end of paragraph (i), (b) deleting the reference to “.” at the end of paragraph (ii) and replacing it with a reference to “; and”, and (c) adding paragraph (iii) as follows:

(iii)  the Company or any Material Subsidiary may transfer interests in accounts or notes receivable on a limited recourse basis in connection with Securitization Transactions.

2.6  Each reference in the Credit Agreement and the Notes to “First Chicago” shall be deemed to be a reference to “Bank One”.

3.  Conditions Precedent.    This Amendment Agreement shall become effective as of the date first above written; provided, that the Agent has received counterparts of this Amendment Agreement duly executed by the Company and the Majority Banks without regard to whether it has been executed by each Banks.

4.  Representations and Warranties of the Company.

4.1  The Company represents and warrants that the execution, delivery and performance by the Company of this Amendment Agreement have been duly authorized by all necessary corporate action and that this Amendment Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

4.2  The Company hereby certifies that each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

5.  Reference to and Effect on the Credit Agreement.

5.1  Upon the effectiveness of this Amendment Agreement, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import and each reference to the Credit Agreement in each Note shall mean and be a reference to the Credit Agreement as amended hereby.

5.2  Except as specifically amended above, all of the terms, conditions and covenants of the Credit Agreement and the Notes shall remain unaltered and in full force and effect and shall be binding upon the Company in all respects and are hereby ratified and confirmed.

5.3  The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of (a) any right, power or remedy of any Bank or the Agent under the Credit Agreement or any of the Notes, or (b) any Event of Default or prospective Event of Default under the Credit Agreement.

6.  Costs and Expenses.    The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment Agreement, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto.

7.  CHOICE OF LAW.    THIS AMENDMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.  Execution in Counterparts.    This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.  Headings.    Section headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purposes.

[signature pages to follow]

IN WITNESS WHEREOF, the Company, the Agent and the Banks have executed this Amendment Agreement as of the date first above written.

RR DONNELLEY & SONS COMPANY

By:	/S/ ANDREA ROBERTSON
Title: Vice President, Treasurer

BANK ONE, NA, Individually and as Administrative Agent

By:	/S/ DIANE M. FAUNDA
Title: Director, Capital Markets

BANK OF MONTREAL

By:
Title:

FIRST UNION NATIONAL BANK

By:	/S/ STEPHANIE MICUA
Title: Vice President

BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.)

By:
Title:

CITIBANK, N.A.

By:
Title:

THE NORTHERN TRUST COMPANY

By:	/S/ MICHELLE TETEAK
Title: Vice President

THE INDUSTRIAL BANK OF JAPAN, LIMITED, CHICAGO BRANCH

By:
Title:

ALLFIRST BANK

By:
Title:

SEAWAY NATIONAL BANK OF CHICAGO

By:
Title:

WACHOVIA BANK, N.A.

By:	/S/ TERA C. COX
Title: Vice President